                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
                          OR SUSPENSION OF DUTY TO FILE
                   REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                        SECURITIES EXCHANGE ACT OF 1934.

                                                Commission File Number 333-82700


                          COMPASS MINERALS GROUP, INC.
                          ----------------------------
             (Exact name of registrant as specified in its charter)

                             9900 WEST 109TH STREET
                                    SUITE 600
                             OVERLAND PARK, KS 66210
                                 (913) 344-9200
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     10% Senior Subordinated Notes Due 2011
            Guarantees of the 10% Senior Subordinated Notes due 2011

            (Title of each class of securities covered by this Form)

  ---------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)     [ ]          Rule 12h-3(b)(1)(i)     [X]
         Rule 12g-4(a)(1)(ii)    [ ]          Rule 12h-3(b)(1)(ii)    [ ]
         Rule 12g-4(a)(2)(i)     [ ]          Rule 12h-3(b)(2)(i)     [ ]
         Rule 12g-4(a)(2)(ii)    [ ]          Rule 12h-3(b)(2)(ii)    [ ]
                                              Rule 15d-6              [ ]

         Approximate number of holders of record as of the certification or notice date: 1

         Pursuant to the requirements of the Securities Exchange Act of 1934, Compass Minerals Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  December 23, 2005  By: /s/ Rodney L. Underdown
                             --------------------------------------------------
                             Rodney L. Underdown, Chief Financial Officer